Exhibit 99.1

400 N. Sam Houston Parkway E. Suite 1000 Houston, TX 77060-3500 (281) 618-0400 (281) 848-6502 fax

FOR IMMEDIATE RELEASE	Contact:
G. Kregg Lunsford
February 26, 2007	Chief Financial Officer
(281) 618-0516

Cal Dive Reports Fourth Quarter and Year End 2006 Results
HOUSTON, TX — (February 26, 2007) Cal Dive International, Inc. (NYSE:DVR) reported 2006 annual net income of $119.4 million, or $1.91 per diluted share, a 216% improvement in net income over its 2005 annual results, primarily due to the Acergy and Torch acquisitions as well as improved market demand following the hurricanes in 2005. The Company also reported fourth quarter net income of $26.2 million, or $0.40 per diluted share. This represents a 48% improvement in net income over last year’s fourth quarter results.
Financial Highlights
•	Revenues: Annual 2006 revenues increased by $285.6 million, and fourth quarter 2006 revenues increased by $39.9 million, over the full year and fourth quarter of 2005, respectively, primarily due to the Acergy and Torch acquisitions as well as improved market demand following the hurricanes in 2005.

•	Gross Profit Margins: The gross profit margin of 44% for 2006 exceeded 32% for 2005 because of improved utilization and increased average contract pricing. Gross profit margin of 39% in the fourth quarter 2006 was 5% higher than the fourth quarter of 2005 due to increased average contract pricing.

•	SG&A: SG&A of $37.4 million for 2006 was an increase of $20.7 million over 2005 due primarily to the Acergy and Torch acquisitions and additional incentive compensation accruals as a result of improved profitability. Fourth quarter 2006 SG&A of $12.2 million was an increase of $4.0 million over the fourth quarter 2005 for the same reasons. As a percentage of revenue, SG&A was 7.3% for 2006 compared to 7.5% for 2005.

•	Net Income: Annual 2006 net income increased by $81.7 million, and fourth quarter 2006 net income increased by $8.5 million, over the full year and fourth quarter of 2005, respectively, for the reasons described above.

•	Balance Sheet: Total debt was $201 million and cash and cash equivalents were $22.7 million as of December 31, 2006. Net debt represents 0.8 times EBITDA of $212.4 million for 2006.

The Company experienced significant growth during 2006 as a result of the 2005 Acergy and Torch acquisitions, coupled with increased market demand for inspection, repair and maintenance services following the hurricanes of 2005. In December 2006, Cal Dive, through an initial public offering, issued 22,173,000 shares of its common stock, representing approximately 27% of the Company’s outstanding common stock. Following the offering, Helix Energy Solutions Group, Inc. (NYSE:HLX) owns 61,506,691 shares of Cal Dive common stock, representing approximately 73% of the Company’s outstanding common stock.
Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “I am very proud of the job we’ve done this past year responding to the challenging demands of the market following hurricanes Katrina and Rita, while simultaneously integrating the Acergy and Torch acquisitions. Our offshore and onshore people rose to the challenge as we doubled the size of our fleet and employee base and consolidated from three headquarters with six operations bases to one headquarters and two operations bases. I am most pleased by our ability to maintain the high standards of excellence in offshore performance throughout this period.”
“Our offshore performance and growth through acquisitions translated into record financial performance. We look forward to continued growth and success during 2007. We project earnings per share in the range of $1.41 to $1.62 for 2007,” continued Hébert.
When compared to the 2006 earnings per share, the range provided in the 2007 earnings guidance is significantly impacted by the higher number of shares outstanding for 2007 resulting from the Company’s initial public offering in December 2006. The following table compares the Company’s 2006 results with our outlook for 2007 (in thousands, except per share data):

	2006	2007
	Actual	Low	High
Revenue	$509,917	$622,700	$665,700
Gross Profit	222,530	232,900	267,700
Net Income	119,414	118,300	136,400
Earnings Per Diluted Share	$1.91	$1.41	$1.62
Diluted Shares	62,600	84,000	84,000
Further details will be provided during Cal Dive’s conference call, scheduled for 11:00 a.m. Central Standard Time on Tuesday, February 27th, 2007. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will be available from the Investor Relations-Past Events page.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial services to the offshore oil and gas industry on the Gulf of Mexico Outer Continental Shelf, the Middle East, Southeast Asia and Australia, with a fleet of 26 vessels, including 23 surface and saturation diving support vessels as well as three shallow water pipelay vessels.

CAUTIONARY STATEMENT
This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn on our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Registration Statement on Form S-1 that was declared effective by the Securities and Exchange Commission on December 14, 2006.

CAL DIVE INTERNATIONAL, INC.
Comparative Condensed Consolidated Statements of Operations
(000’s omitted, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net Revenues	$136,999	$97,062	$509,917	$224,299
Cost of Sales	83,356	64,216	287,387	152,586
Gross Profit	53,643	32,846	222,530	71,713
Gain on Sale of Assets, net	27	270	349	270
Selling and Administrative	12,221	8,247	37,431	16,730
Income from Operations	41,449	24,869	185,448	55,253
Equity in Earnings (Losses) of Investments	100	2,145	(487)	2,817
Interest Income, net & Other	(201)	23	163	45
Income Before Income Taxes	41,348	27,037	185,124	58,115
Income Tax Provision	15,179	9,405	65,710	20,385
Net Income Applicable to Common Stockholders	$26,169	$17,632	$119,414	$37,730

Other Financial Data:
Income from Operations	41,449	24,869	185,448	55,253
Equity in Earnings (Losses) of Investments	100	2,145	(487)	2,817
Depreciation and Amortization	7,468	4,694	24,515	15,308
EBITDA	50,126	31,708	212,406	73,378

Weighted Avg. Shares Outstanding
Basic and Diluted	65,845	61,507	62,600	61,507

Earnings Per Share:
Basic and Diluted	$0.40	$0.29	$1.91	$0.61

CAL DIVE INTERNATIONAL, INC.
Comparative Condensed Consolidated Balance Sheet
(000’s omitted)

	Dec. 31, 2006	Dec. 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$22,655	$—
Accounts receivable	127,617	89,321
Other current assets	18,475	21,163
Total Current Assets	168,747	110,484

Net Property & Equipment	222,247	113,604
Equity Investments	10,871	11,513
Goodwill	26,666	27,814
Other asset, net	23,622	14,469
Total Assets	$452,153	$277,884

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,810	$32,034
Accrued Liabilities	19,004	41,835
Total Current Liabilities	58,814	73,869

Long-term debt	201,000	—
Long-term payable to Helix	11,028	—
Deferred income taxes	20,824	22,621
Other long term liabilities	2,726	3,611
Shareholders’ equity	157,761	177,783
Total Liabilities & Equity	$452,153	$277,884

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended December 31, 2006 and 2005
(000’s omitted, except ratio data)
     In addition to net income, we evaluate our financial performance based on other factors, one primary measure of which is earnings before net interest expense, taxes, depreciation and amortization, which we refer to as EBITDA. We use EBITDA as a measure of the operational strengths and performance of our business and not as a measure of liquidity. However, a limitation of the use of EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Accordingly, EBITDA should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among companies; thus, EBITDA as presented below may not be comparable to similarly titled measures of other companies.
     We believe EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because:
•	it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•	it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results.
Our management uses EBITDA:
•	as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and

•	in communications with lenders, rating agencies and others, concerning our financial performance.
The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2006	2005	2006	2005
EBITDA (unaudited)	$50,126	$31,708	$212,406	$73,378
Less: Depreciation & Amortization	7,468	4,694	24,515	15,308
Less: Stock Compensation Expense (1)	1,109	—	2,930	—
Less: Interest Expense (Income)	201	(23)	(163)	(45)
Less: Provision for Income Taxes	15,179	9,405	65,710	20,385

Net Income	$26,169	$17,632	$119,414	$37,730

Long Term Debt at December 31, 2006			$201,000
Less: Cash at December 31, 2006			22,655

Net Debt			178,345

EBITDA for Year Ended December 31, 2006			$212,406

Ratio			0.8

Note 1: Relates to Helix restricted stock or stock options granted to CDI employees prior to the Initial Public Offering